Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

Exhibit 4.3

EXECUTION VERSION

Amended and Restated Collaboration and License Agreement
between
ADC Therapeutics Sarl
and
Genmab A/S

Amended and Restated Collaboration and License Agreement
This Amended and Restated Collaboration and License Agreement (“Agreement”) is made and entered into on 29 October, 2020 (“Execution Date”), but effective as of 14 June, 2013 (“Effective Date”), by and between ADC Therapeutics Sarl, a Swiss corporation, having its head office at Rue Saint-Pierre 2, Lausanne, 1003, Switzerland (“ADCT”), and Genmab A/S, a Danish corporation, having its principal place of business at Kalvebod Brygge 43, 1560 Copenhagen V, Denmark, CVR no. 2102 3884 (“Genmab”) and amends that certain Collaboration and License Agreement between the Parties dated 14 June 2013 as further amended on 20 November, 2013 and June 24, 2020 (collectively, the “Collaboration Agreement”). Genmab and ADCT are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Background
Whereas, the Parties previously entered into the Collaboration Agreement and amendments thereto, and have engaged in research and development activities consistent therewith;
Whereas, the Parties have agreed to restructure the financial terms of the Collaboration Agreement and allow ADCT to continue development and commercialization of the ADCT-301 program; and,
Whereas, the Parties now wish to further amend the Collaboration Agreement.
Now, Therefore, the Parties for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, wish to amend and restate the Collaboration Agreement as follows:
Article 1
DEFINITIONS
Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein.
1.1    “ADC” or “Antibody-Drug Conjugate” means [**].
1.2    “ADCT Intellectual Property” means [**].
1.3    “ADCT-301” means [**]. For the avoidance of doubt, ADCT-301 is a Licensed Product.
Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

1.4    “Agreement” means this Amended and Restated Collaboration and License Agreement as set forth in the preamble.
1.5    “Antibody-Drug Conjugate Intellectual Property” is the Patents listed in Schedule 2.
1.6    “Affiliate” means any person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this Article, “control” means (i) the direct or indirect ownership of greater than fifty per cent (50%) of the voting stock or other voting interests or interest in the profits of the Party, or (ii) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof.
1.7    “Alliance Manager” has the meaning set forth in Section 5.1.
1.8    “Annual Sales Forecast” has the meaning set forth in Section 4.1.2.
1.9    “Antibody” means [**].
1.10    “Breaching Party” has the meaning set forth in Section 11.2.2.
1.11    “Calendar [**]” means [**].
1.12    “CD25” means [**].
1.13     “Collaboration Agreement” has the meaning as set forth in the preamble.
1.14    “Commercialization”, “Commercialize” or “Commercializing” means activities relating to marketing, promoting, distributing, importing, exporting, selling or offering to sell a product. Commercialization shall not include any activities related to Development.
1.15    “Commercially Reasonable Efforts” means [**].
1.16    “Confidential Information” means proprietary KnowHow (of whatever kind and in whatever form or medium, including copies thereof), information relating to tangible materials or other deliverables (a) disclosed by or on behalf of a Party in connection with this Agreement, whether prior to or during the Term and whether disclosed orally, electronically, by observation or in writing, or (b) created by, or on behalf of, either Party and provided to the other Party, or created jointly by the Parties, in the course of this Agreement. For the avoidance of doubt, “Confidential Information” includes (i) KnowHow regarding such Party’s research, development plans, clinical trial designs, preclinical and clinical data, technology, products, business information, commercial plans, or objectives and other information of the type that is customarily

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

considered to be confidential information by entities engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement and (ii) any information relating to tangible materials or other deliverables provided by one Party to the other Party. In addition, all information disclosed under the [**] Agreement between the Parties effective [**] and the [**] Agreement between the Parties effective [**] shall be Confidential Information under this Agreement.
1.17    “Control” or “Controlled By” means with respect to any information or intellectual property right, the rightful possession by a Party, as of the Effective Date or throughout the Term, and the ability to grant a license, sublicense to, or to use or exploit such information or intellectual property right as provided herein, without violating the terms of any agreement or other arrangement with any Third Party.
1.18    “Cover”, “Covering” or “Covered” means, with respect to Patent(s) and invention, that, in the absence of ownership of, or a license under, such Patent(s), the practice of such invention would infringe a claim of such Patent(s) (including in the case of Patent(s) that is a patent application, a claim of such patent application as if such patent application were an issued patent).
1.19    “Development”, “Develop”, “Developed” or “Developing” means, with respect to an ADC, any and all preclinical and clinical drug development activities and manufacturing activities undertaken pursuant to the relevant work plan in order to Develop an ADC and to perform manufacturing scale up. These activities shall include preclinical research, stability testing, toxicology testing, formulation activities, reformulation activities, process development, manufacturing scale up activities, development stage manufacturing, quality assurance/quality control development, and clinical studies. When used as a verb, “Develop” or “Developed” means to engage or to have engaged in Development.
1.20    “Development Plan” means a written development plan summarizing current and planned activities for Licensed Product for the subsequent [**] period, of activities undertaken by ADCT, its Affiliates and sublicensees in compliance with the obligations under this Agreement. Such Development Plan shall include [**].
1.21    “Drug Moiety” means [**].
1.22    “Effective Date” means the 14 June, 2013.
1.23    “Execution Date” means the date this Agreement is made and entered into, as set forth in the preamble.
1.24    “Field” means the use of the Antibody-Drug Conjugate for the treatment of conditions and diseases in humans.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

1.25    “First Commercial Sale” means, on a country-by-country basis, the first sale by ADCT or its Affiliates or sublicensees to a Third Party for end use or consumption of Licensed Product in a given country after Regulatory Approval has been granted in such country. Any sale of Licensed Product by ADCT to its Affiliate or sublicensees is not a First Commercial Sale.
1.26    “Flash Sales Report” has the meaning set forth in Section 4.1.2.
1.27    “Genmab Intellectual Property” means [**].
1.28     “IND” means any investigational new drug application relating to Licensed Product filed with the FDA pursuant to 21 CFR Part 312, or any comparable filing made with the Regulatory Authority in another country (including, without limitation, the submission to a competent authority of a request for an authorization concerning a clinical trial, as provided in Article 9, paragraph 2, of European Directive 2001/20/EC).
1.29    “Indemnitee” has the meaning set forth in Section 10.2.
1.30    “Indemnitor” has the meaning set forth in Section 10.2.
1.31    “Infringement” has the meaning set forth in Section 6.5.1.
1.32    “Joint Steering Committee” or “JSC” has the meaning set forth in Section 5.2.1.
1.33    “KnowHow” means all information, unpatented inventions (whether or not patentable), improvements, practices, formula, trade secrets, techniques, methods, procedures, knowledge, results, test data (including pharmacological, toxicological, pharmacokinetic and pre-clinical and clinical information and test data, related reports, structure-activity relationship data and statistical analysis), analytical and quality control data, protocols, processes, models, designs, and other information regarding discovery, development, marketing, pricing, distribution, cost, sales and manufacturing. Notwithstanding the foregoing, KnowHow shall not include any information contained in a published patent application or in an issued patent.
1.34    “Licensed Product” shall mean any pharmaceutical preparation for therapeutic use that contains ADCT-301 as the active ingredient, either alone or in combination with another active compound(s).
1.35    “Linker” means [**].
1.36    “[**] License” means that certain license agreement dated [**] between Genmab and [**].

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

1.37    “Loss” or “Losses” has the meaning set forth in Section 10.1.
1.38    “Material Adverse Change” means [**].
1.39    “Medarex License” means the [**] Agreement between [**] on the one hand and Genmab on the other hand entered into as of [**] but effective as of [**].
1.40    “Non-Disclosing Party” has the meaning set forth in Section 8.2.1.
1.41     “Net Sales” means [**].

1.42    “Patent(s)” means any and all patents and patent applications, including any patents issuing therefrom or claiming priority thereto, anywhere in the world, together with any extensions (including patent term extensions and supplementary protection certificates) and renewals thereof, reissues, reexaminations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part of any of the foregoing.
1.43    “PBD” [**].
1.44    “Regulatory Approval” means final regulatory approval in a country or jurisdiction necessary for marketing Licensed Product for a disease or condition in accordance with applicable laws of a given country or jurisdiction, including pricing and reimbursement approval, as applicable.
1.45    “Regulatory Authority” means the United States Food and Drug Administration (the “FDA”) or the European Medicines Agency (the “EMA”) or another equivalent in another country or region in the Territory with authority over the manufacture or Commercialization of a pharmaceutical product.
1.46    “Royalty Report” has the meaning set forth in Section 4.1.1.
1.47    “Term” has the meaning set forth in Section 11.1.
1.48    “Territory” means the world.
1.49    “Third Party” shall mean with respect to the Parties, an entity or person that is not an Affiliate of such Party.
1.50    “Third-Party Claim” has the meaning set forth in Section 10.1.
1.51    “Third-Party Infringement Claim” has the meaning set forth in Section 6.5.6.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

1.52    “US” means the United States of America and its territories and possessions.
1.53    “Valid Claim” means (a) a claim of an issued and unexpired patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a claim of a pending patent application that has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken and that has been prosecuted in good faith and not been pending for more than [**] years from the date of its earliest priority date.
Article 2
LICENSE
2.1    License Grant
2.1.1    License Grant to ADCT. Genmab hereby grants to ADCT (a) an exclusive license in the Field and in the Territory, with the right to sublicense as provided in Section 2.2, to make and have made, Develop, use, sell, offer for sale, and import Licensed Product under the Genmab Intellectual Property; (b) an exclusive sublicense in the Field and in the Territory, with the right to further sublicense as provided in Section 2.2, to make and have made, Develop, use, sell, offer for sale, and import Licensed Product under the Medarex License; and (c) an exclusive sublicense to manufacture the Antibody for Other Activities and purposes, including Commercial Manufacturing Purposes (as these terms are defined in the [**]License) and for making use of the [**]Technology (as such term is defined in the [**]License).
2.2    Sublicenses
2.2.1    The licenses granted in Section 2.1.1 (a) and (b) may be sublicensed (or further sublicensed as the case may be) by ADCT at its discretion.
2.2.2    The terms of any sublicense shall be consistent with this Agreement, the terms of the Medarex License, and the terms of the [**] License. In the event of any inconsistencies between this Agreement and the Medarex License or between this Agreement and the [**] License, the terms of the Medarex License or [**] License, as applicable, shall prevail. The Parties acknowledge that ADCT will not be able to grant sublicenses under the [**] License pursuant to the [**] License, but may request that Genmab grants such sublicense on its behalf, which Genmab shall use Commercially Reasonable Efforts to do.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

2.3    Option to Co-Diagnostic License. Subject to the terms and provisions of the Medarex License, Genmab grants an option to ADCT for an exclusive license, with rights to sublicense, under the Genmab Intellectual Property and the Medarex License, to make, have made, sell, offer for sale, and import Antibody (including the naked Antibody or the naked Antibody labeled with a detectable label as the case may be) for co-diagnostic purposes solely to be used in conjunction with the Development and Commercialization of Licensed Product.
2.4    Genmab Retained Rights. The licenses granted under Section 2.1.1 shall be subject to Genmab’s right to use the Genmab Intellectual Property, Medarex KnowHow and Patents and [**] KnowHow and Patents with respect to Licensed Product in the Field but solely to fulfill its obligations and to exercise its rights under this Agreement.
2.5    ADCT Diligence. ADCT will, with regard to the license obtained under Section 2.1.1, use Commercially Reasonable Efforts during the Term to Develop, manufacture, obtain Regulatory Approval for, and Commercialize Licensed Product.
Article 3
ROYALTIES AND OPTIONS
3.1    Royalty Rate. In consideration of the license grant in Section 2.1.1 above, ADCT shall during the Term pay to Genmab tiered royalties on Net Sales in the Territory by ADCT, its Affiliates and sublicensees on an annual calendar basis as set forth below:

Annual Net Sales of Licensed Product	Royalty Rate (% of Net Sales)
[**]	[**]%
[**]	[**]%
[**]	[**]%
[**]	[**]%

3.2    Regional Partnership. Notwithstanding the royalty obligation set forth in Section 3.1 above, in the event that ADCT enters into a Partnership with a Third Party for Development, Commercialization and/or distribution of Licensed Product for Hodgkin Lymphoma with respect to a specified country or countries, within [**] months of the Execution Date, Genmab may, at its sole discretion, elect, within [**] days of written notice and disclosure of the Partnership agreement terms, as described below in this Section 3.2, from ADCT, with respect to such country or countries, to (i) maintain the royalty payments described above in Section 3.1 or (ii) forego such royalty payments in lieu of [**] Percent ([**]%) of all net consideration received by ADCT in payment of such partnership as set forth in a written agreement putting such partnership into effect.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

The term “Partnership” means in this Section 3.2 an agreement between ADCT and a Third Party which grants certain rights to Develop, Commercialize and/or distribute Licensed Product in a specified country or countries. For avoidance of doubt, this shall not cover a partnership between ADCT and a subcontractor for, for example, CRO services or similar activities. In the event of such Partnership, ADCT shall disclose to Genmab a copy of the written agreement between ADCT and such Third Party, for Genmab to evaluate the terms and financials provisions prior to making its election.
3.3    Partnering of Solid Tumor Indication. In the event that ADCT initiates a process to partner Licensed Product with a Third Party for a solid tumor indication, ADCT shall inform Genmab in writing without undue delay and provide Genmab with an option to participate in the process on no less favorable terms than applicable to any other potential partner in the selection by ADCT of the final partner.
Article 4
REPORTS, PAYMENTS AND OFFSET
4.1    Royalty Reports; Flash Sales Report; Annual Sales Forecast.
4.1.1    Within [**] days after the end of each Calendar [**], commencing upon the first Calendar [**] subsequent to the First Commercial Sale, ADCT shall deliver to Genmab a report (“Royalty Report”) setting out, on a country-by-country basis: (i) gross sales of Licensed Product in the relevant [**] in US Dollars translated from the local currency, (ii) the calculation of Net Sales of Licensed Product from such gross sales, including itemization of permitted deductions; and (iii) the total royalties due. If no royalty is due for such [**] , ADCT shall so report.
4.1.2    Within [**] business days after each Calendar [**], ADCT shall provide Genmab with a flash sales report (“Flash Sales Report”) in order to give Genmab an indication of the magnitude of the royalties that are likely to be due to it pursuant to the applicable Royalty Report. Further, by [**] each year, starting prior to expected First Commercial Sale, ADCT shall provide Genmab with an annual sales forecast for the coming calendar year (“Annual Sales Forecast”) for Licensed Product. Such Flash Sales Report and Annual Sales Forecast shall be provided as a courtesy estimate only and shall not be used as a basis of comparison against actual royalties due or be considered binding in any way. For clarity, Flash Sales Reports and the Annual Sales Forecast shall be ADCT’s Confidential Information.
4.2    Royalty Payment. Royalty payments, if any, hereunder shall be based on annual Net Sales during the Term and shall be payable in US Dollars quarterly at the same time as the Royalty Report is delivered pursuant to Section 4.1 above to:

CASH -- WIRE TRANSFER [**]

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

4.3    Other Payments. Unless otherwise expressly set forth to the contrary in this Agreement, payment due from ADCT to Genmab under this Agreement shall be paid within [**] days after such payment becomes due or within [**] days from a date specified in the Agreement, whichever is earlier. Any considerations payable to Genmab from ADCT under a Partnership, as referred to under Section 3.2(ii), shall become due within [**] days of when such payment is received by ADCT in accordance with the agreement in place between ADCT and such Third Party. For the avoidance of doubt, failure to make any undisputed payment to Genmab herein when due shall be a material breach of the Agreement.
4.4    Currency Exchange. Except as provided to the contrary in this Agreement, all payments due to Genmab under this Agreement shall be made in United States Dollars and to the credit of a bank account to be designated in writing by Genmab. Conversion into United States Dollars of any amounts which have been paid by ADCT or its Affiliates or sublicensees in any other currency shall be converted into the United States Dollars equivalent, calculated by applying the average exchange rate for the Calendar Quarter in which the expense was incurred. Such average exchange rates shall be calculated on a Calendar Quarter basis
4.5     Third Party Payments. ADCT shall be solely responsible for paying all amounts, including any license fees, milestones and royalties owed to Third Parties by either ADCT or Genmab on account of Developing and Commercializing Licensed Product including, but not limited to payments due under the Medarex License and [**] License, if any.
4.6    Countries without Patent Protection. In countries where sales of Licensed Product on a country-by-country basis are not or are no longer Covered by a Valid Claim of a Patent within the Genmab Intellectual Property, royalties set forth above in Section 3.1 shall be reduced by [**] percent ([**]%) for Net Sales in such country.
4.7    Withholding Taxes. Except as provided to the contrary in this Agreement, any taxes, levies or other duties paid or required to be withheld or deducted under the appropriate Swiss laws by ADCT on account of monies payable to Genmab under this Agreement shall be deducted from the amount of monies otherwise payable to Genmab under this Agreement. Any such Swiss tax required to be withheld will be an expense of and borne by Genmab with the exception of any non-Swiss tax related to the payments due to Genmab pursuant to Article 3 and arising by reason of ADCT’s, Affiliates, sublicensee’s or its assignee’s tax residence. In the event that the payments due to Genmab pursuant to Article 3 are subject to mandatory non-Swiss withholding tax or other similar tax under applicable laws by reason of ADCT’s, its Affiliate’s, sublicensee’s or its assignee’s tax residence, the relevant amounts otherwise due to

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

Genmab pursuant to Article 3, as applicable, shall be grossed up so that the amount received by Genmab after such non-Swiss withholding tax or similar tax is deducted shall be the full amount Genmab would have received in the absence of such non-Swiss withholding or other similar tax. ADCT shall secure and send to Genmab within a reasonable period of time proof of any such taxes, levies or other duties paid or required to be withheld by ADCT for the benefit of Genmab. The Parties shall cooperate reasonably with each other to ensure that any amounts required to be withheld are reduced in an amount to the fullest extent permitted by applicable law. Any penalties or other charges imposed by a governmental authority as a result of a failure by the withholding party to pay such taxes, levies or other duties shall be the responsibility of ADCT. Genmab will give ADCT any information necessary to determine such taxes, levies or other duties. If applicable, no deduction shall be made, or no gross up shall be applied if Genmab furnishes a document from the appropriate governmental authorities to ADCT certifying that the payments are exempt from such taxes, levies or other duties or subject to reduced tax rates, according to the applicable convention for the avoidance of double taxation.
4.8    VAT. All sums payable under or pursuant to this Agreement are exclusive of VAT or similar indirect taxes. VAT or similar indirect taxes shall be added to the payments due to the terms if legally applicable.
4.9    Interest on Late Payments. If a Party shall fail to make a payment pursuant to this Agreement when due, any such late payment shall bear interest, to the extent not prohibited by Law, at the annual rate of [**] percent ([**]%) per annum above LIBOR, effective for the first date on which payment was delinquent and calculated on the number of days such payment is overdue.
4.10    Audit Rights. Genmab shall have the right to inspect the books and records of ADCT during business hours and with reasonable advance notice up to [**] per year for the purpose of auditing the accuracy of royalty payments made hereunder using an auditor of its choice as reasonably acceptable to ADCT. The results of any such audit shall be made available to ADCT and, in the event that such audit determines that ADCT has underpaid royalties for a Calendar [**] by greater than [**] percent ([**]%), then ADCT shall pay the underage and the cost of the audit; otherwise the cost of the audit shall be borne solely by Genmab. In the case that an audit determines an over-payment of royalties, such overpayment shall be credited to ADCT for the next Calendar [**] or refunded to ADCT at ADCT’s sole discretion.
Article 5
GOVERNANCE
5.1    Alliance Management. The Parties have selected one (1) representative of each Party to act as a central contact for that Party (“Alliance Manager”), to whom any relevant queries and comments can be addressed by the other Party and who will

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

ensure that such queries and comments are further directed within his/her organization appropriately and promptly to ensure efficient communication and cooperation between the Parties. Either Party may replace its Alliance Manager at any time upon written notice to the other Party. Each Party shall bear its own costs associated with its Alliance Manager position. The Alliance Managers shall remain in place for the Term.
5.2    Joint Steering Committee
5.2.1    The Parties have established a steering committee (the “Joint Steering Committee” or “JSC”) that shall be responsible for oversight of the activities of the Parties with respect to Development of Licensed Product.
5.2.2    The Parties have each appointed two (2) members to the Joint Steering Committee and may replace such members at their respective discretion.
5.2.3    ADCT shall provide the JSC with updates on (a) its Development Plan for Licensed Product on a [**] basis, (b) a progress report on activities conducted with respect to Licensed Product, and (c) with an update within [**] business days in the event of a Material Adverse Change. Such updates, (a)-(c), shall concurrently be sent in writing by ADCT to the Alliance Manager appointed by Genmab.
5.2.4    The Joint Steering Committee shall meet at least [**] per calendar year at a place and time that is mutually convenient or by conference call upon agreement of the Parties. ADCT shall appoint the chairperson of the JSC and the chairperson shall have the deciding vote in the event that the JSC is deadlocked on any matter on which it provides oversight or control. The chairperson shall establish the timing and agenda for all JSC meetings upon mutual consent of the Parties and shall send notice of such meetings, including the agenda therefor, to all JSC members; provided, however, either Party may request that specific items be included in the agenda and may request that additional meetings be scheduled as needed. The location of regularly scheduled JSC meetings shall alternate between the offices of the Parties, unless otherwise agreed. Meetings may be held in person, telephonically or by video conference. Each Party may invite other personnel on an ad-hoc basis to attend a JSC meeting and will bear its own costs associated with holding and attending JSC meetings.
5.2.5    A quorum of at least [**] appointed by each Party shall be present at or shall otherwise participate in each JSC meeting; provided, however, that should one (1) Party refuse to participate in more than [**] successive, meetings called pursuant to the preceding paragraph, such quorum requirement shall be waived for the subsequent scheduled meeting, and, notwithstanding anything in this Agreement to the contrary, any voting requirement (including any unanimous voting requirement) in the JSC contained in this Agreement shall require a majority vote of only those members present at such subsequent meeting.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

5.2.6    The Alliance Manager of ADCT shall record the minutes of the meeting in writing. Such minutes shall be circulated to Genmab’s Alliance Manager no later than [**] calendar days following the meeting for review, comment and approval of Genmab. If no comments are received within [**] calendar days of the receipt of the minutes by Genmab, unless otherwise agreed, they shall be deemed to be approved by Genmab. Furthermore, if the Parties are unable to reach agreement on the minutes within [**] calendar days of the applicable meeting, the sections of the minutes that have been mutually agreed between the Parties by that date shall be deemed approved and, in addition, each Party shall record in the same document its own version of those sections of the minutes on which the Parties were not able to agree.
5.2.7    Each Party’s representatives to the JSC shall have one vote, but in the event of a deadlock, ADCT shall have the deciding vote.
5.3    JSC Term. The JSC shall continue to operate throughout the Term of this Agreement for as long as there are planned or ongoing Development activities. After dissolvement of the JSC, ADCT shall continue to provide written status reports to Genmab, as described in Section 5.2.3.
Article 6
INTELLECTUAL PROPERTY
6.1    Genmab Intellectual Property Prosecution and Maintenance. Genmab shall be responsible for prosecuting, maintaining and defending the Genmab Intellectual Property. Genmab shall provide ADCT with [**], and will keep ADCT [**]. In the event that Genmab decides to [**] any Patents within the Genmab Intellectual Property, then Genmab shall promptly so notify ADCT (which notice shall be at least [**] days before any relevant deadline for preservation of such patent right). Thereafter, ADCT shall have [**].
6.2    ADCT Intellectual Property Prosecution and Maintenance. ADCT shall be responsible for prosecuting, maintaining and defending the ADCT Intellectual Property. ADCT agrees to keep Genmab [**]. In the event ADCT decides to [**] any Patents within the ADCT Intellectual Property covering the Linker and/or the PBD or other technology used in any Licensed Product, then ADCT shall promptly so notify Genmab (which notice shall be at least [**] days before any relevant deadline for preservation of such patent right). Thereafter, Genmab shall [**].
6.3    IP from Work Plan Activities. Any new Patent in any jurisdiction, [**], arising from the activities under the PreClinical Work Plan or Clinical Work Plan (as defined in the Collaboration Agreement), to the extent that claims in any such new Patent are directed to ADCs, shall, as between the Parties, be the sole property of ADCT ( herein referred to as “Antibody-Drug Conjugate Intellectual Property”). In the event of such an application, Genmab shall assign, and does hereby assign, such Patent

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

to ADCT and shall reasonably cooperate with ADCT to formalize such assignment. The Parties agree that the [**]as listed in Schedule 2 are the Antibody-Drug Conjugate Intellectual Property. Any new Patent arising from the activities under the PreClinical Work Plan or Clinical Work Plan directed to the PBD or Linker or other technology used in the ADC shall be deemed ADCT Intellectual Property and included in the license grants hereunder.
6.4    Antibody-Drug Conjugate Intellectual Property. ADCT shall be responsible for prosecuting, maintaining and defending the Antibody-Drug Conjugate Intellectual Property. ADCT shall provide Genmab with [**], and will keep Genmab [**]. In the event ADCT decides to [**] any Patents within the Antibody-Drug Conjugate Intellectual Property, then ADCT shall promptly so notify Genmab (which notice shall be at least [**] days before any relevant deadline for preservation of such patent right). Thereafter, Genmab shall have the right to [**].
6.5    Enforcement Rights for Infringement by Third Parties
6.5.1    Notice. Each Party shall promptly notify, in writing, the other Party upon learning of any actual or suspected infringement of the Genmab Intellectual Property, ADCT Intellectual Property, or Antibody-Drug Conjugate Intellectual Property (“Infringement”). If ADCT is the party receiving such notice, Genmab shall provide to ADCT all evidence in its possession pertaining to the actual or suspected infringement, that it can disclose without breach of a pre-existing obligation to a Third Party or waiver of a privilege. If Genmab is the party receiving such notice, ADCT shall provide to Genmab all evidence in its possession pertaining to the actual or suspected infringement, that it can disclose without breach of a pre-existing obligation to a Third Party or waiver of a privilege.
6.5.2    Enforcement Actions Relating to Genmab Intellectual Property. [**].
6.5.3    Enforcement Actions Relating to ADCT Intellectual Property. ADCT shall manage, at its expense, any actions pertaining solely to the enforcement of ADCT Intellectual Property in the Field. ADCT shall consult Genmab with regard to any [**] decisions (including any decision not to enforce ADCT Intellectual Property and including any settlement decisions) and filings, and reasonably consider any comments or suggestions of Genmab. ADCT shall take no actions that would materially alter Genmab’s rights without first obtaining Genmab’s written approval, which approval shall not be unreasonably withheld.
6.5.4    Enforcement Actions Relating to Intellectual Property Developed Under the Work Plan. ADCT shall be the lead Party to manage, at its expense, any actions pertaining to the enforcement of Antibody-Drug Conjugate Intellectual Property (including actions that involve both Antibody-Drug Conjugate

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

Intellectual Property and Genmab Intellectual Property). ADCT shall consult Genmab with regard to [**]. ADCT shall take no actions [**]. Genmab shall take no actions [**].
6.5.5    Damages. All damages received by ADCT or Genmab, as the case may be, in an enforcement action under this Section 6.5 shall be first applied to pay each Party’s expenses in the subject litigation and then allocated [**]% to ADCT and [**]% to Genmab.
6.5.6    Third-Party Infringement Claims. In the event that a Third Party shall make any claim, give notice, or bring any suit or other inter parties proceeding against Genmab or ADCT, or any of their respective Affiliates or licensees or customers, for infringement or misappropriation of any intellectual property rights with respect to the research, Development, making, using, selling, offering for sale, import or export of any Licensed Product (“Third-Party Infringement Claim”), in each case, the Party receiving notice of a Third-Party Infringement Claim shall promptly notify the other Party and provide all evidence in its possession pertaining to the claim or suit that it can disclose without breach of a pre-existing obligation to a Third Party or waiver of a privilege.
6.5.7    Defense. The Parties shall consult as to potential strategies to defend against any Third-Party Infringement Claim, consistent with the overall goals of this Agreement, including by being joined as a party. The Parties shall cooperate with each other in all reasonable respects in the defense of any Third-Party Infringement Claim arising out of any counterclaim related thereto.
6.6    Reservation of Rights.
6.6.1    ADCT reserves all rights to its intellectual property, whether owned or licensed.
6.6.2    Genmab reserves all rights not specifically granted under this Agreement, including but not limited to Genmab’s rights to any anti-CD25 antibody that is not part of a Licensed Product.
Article 7
CONFIDENTIALITY
7.1    Non-Use and Nondisclosure of Confidential Information. During the Term, and for a period of [**] years thereafter, a Party shall (i) except to the extent permitted by this Agreement or otherwise agreed to in writing, keep confidential and not disclose to any Third Party any Confidential Information of the other Party; (ii) except in connection with activities contemplated by, the exercise of rights permitted by, in order to further the purposes of this Agreement or otherwise agreed to in writing, not use for any purpose any Confidential Information of the other Party; and (iii) take all reasonable

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

precautions to protect the Confidential Information of the other Party (including all precautions a Party employs with respect to its own confidential information of a similar nature and taking reasonable precautions to assure that no unauthorized use or disclosure is made by others to whom access to the Confidential Information of the Party is granted).
7.2    Exclusions Regarding Confidential Information. Notwithstanding anything set forth in this Article 7 to the contrary, the obligations of Section 7.1 above shall not apply to the extent that the Party seeking the benefit of the exclusion can demonstrate that the Confidential Information of the other Party:
7.2.1    was already known to the receiving Party, other than under an obligation of confidentiality, at the time of receipt by the receiving Party;
7.2.2    was generally available to the public or otherwise part of the public domain at the time of its receipt by the receiving Party;
7.2.3    became generally available to the public or otherwise part of the public domain after its receipt by the receiving Party other than through any act or omission of the receiving Party in breach of this Agreement;
7.2.4    was received by the receiving Party without an obligation of confidentiality from a Third Party having the right to disclose such information without restriction;
7.2.5    was independently developed by or for the receiving Party without use of or reference to the Confidential Information of the other Party; or
7.2.6    was released from the restrictions set forth in this Agreement by express prior written consent of the Party.
7.3    Authorized Disclosures of Confidential Information. Notwithstanding the foregoing, a Party may use and disclose the Confidential Information of the other Party as follows:
7.3.1    if required by law, rule or governmental regulation, including as may be required in connection with any filings made with, or by the disclosure policies of a major stock exchange; provided that the Party seeking to disclose the Confidential Information of the other Party shall (i) use all reasonable efforts to inform the other Party prior to making any such disclosures and cooperate with the other Party in seeking a protective order or other appropriate remedy (including redaction) and (ii) whenever possible, request confidential treatment of such information;

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

7.3.2    to the extent such use and disclosure is reasonably required in the filing, prosecution, maintenance or publication of any patent application or patent on inventions;
7.3.3    as reasonably necessary to obtain or maintain any Regulatory Approval, including to conduct preclinical studies and clinical trials and for pricing approvals, for any Licensed Product, provided, that, the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information to the same extent to which it maintains its own confidential information;
7.3.4    to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement; or
7.3.5    to the extent necessary, to Affiliates, subcontractors, licensees, collaborators, vendors, consultants, agents, attorneys, contractors and clinicians under written agreements of confidentiality at least as restrictive on those set forth in this Agreement, who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement.
Further, the receiving Party may disclose Confidential Information to existing or potential acquirers, merger partners, permitted collaborators, licensees and sources of financing or to professional advisors (e.g., attorneys, accountants and prospective investment bankers) involved in such activities, for the limited purpose of evaluating such transaction, collaboration or license and under appropriate conditions of confidentiality, only to the extent necessary and with the agreement by those permitted individuals to maintain such Confidential Information in strict confidence.
7.4    Terms of this Agreement. The Parties agree that this Agreement and the terms hereof will be considered Confidential Information of both Parties but [**].
7.5    No License. As between the Parties, Confidential Information disclosed hereunder shall remain the property of the disclosing Party. Disclosure of Confidential Information to the other Party shall not constitute any grant, option or license to the other Party, beyond those licenses expressly granted hereunder, under any patent, trade secret or other rights now or hereinafter held by the disclosing Party.
Article 8
PUBLICITY; PUBLICATIONS; USE OF NAME
8.1    Publicity. Neither Party shall distribute a press release relating to the existence of this Agreement or the substance thereof without the written consent of the other Party, not to be unreasonably withheld.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

8.2    Publications. Both Parties recognize that the publication or disclosure of papers, presentations, abstracts, press releases or any other written or oral presentations regarding results of and other information regarding Licensed Product may be beneficial to both Parties, provided that such publications or presentations are subject to reasonable controls to protect Confidential Information, the patentability of inventions and other commercial and/or regulatory considerations. For the avoidance of doubt, the terms of this Section 8.2 shall not apply to patent applications filed by a Party. Accordingly, the following shall apply with respect to papers and presentations proposed for disclosure by either Party (the “Disclosing Party”):
8.2.1    Process for Review of Publication. With respect to any paper or presentation proposed for disclosure by the Disclosing Party which utilizes information generated by or on behalf of a Party relating to Licensed Product (including without limitation any publications containing Confidential Information of the other Party) the other Party (the “NonDisclosing Party”) shall have the right to review any such proposed paper or presentation. The Disclosing Party shall submit to the Non-Disclosing Party the proposed publication or presentation (including, without limitation, posters, slides, abstracts, manuscripts, marketing materials and written descriptions of oral presentations) at least [**] calendar days prior to the date of submission for publication or the date of presentation, whichever is earlier, of any of such submitted materials. The Non-Disclosing Party shall review such submitted materials and respond to the Disclosing Party as soon as reasonably possible, but in any case within [**] calendar days of receipt thereof. At the option of the Non-Disclosing Party, the Disclosing Party shall [**] to permit the Non-Disclosing Party to seek appropriate patent protection. Once a publication has been approved by the Non-Disclosing Party, the Disclosing Party may make subsequent public disclosure of the contents of such publication without the further approval of the Non-Disclosing Party; provided, such content is not presented with any new data or information or conclusions and/or in a form or manner that materially alters the subject matter therein.
8.3    No Right to Use Names. Except as expressly provided herein, no right, express or implied, is granted by the Agreement to either Party to use in any manner the name of “ADCT”, “Genmab”, or any other trade name, symbol, logo or trademark of the other Party in connection with the performance of this Agreement.
Article 9
REPRESENTATIONS
9.1    Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:
9.1.1    it is validly organized and in good standing under the laws of its jurisdiction of incorporation;

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

9.1.2    it has obtained all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by it in connection with this Agreement;
9.1.3    the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part;
9.1.4    it has the legal right and power to enter into this Agreement and to fully perform its obligations hereunder;
9.1.5    it follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and nondisclosure, and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants or agents made within the scope of, and during their employment, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidentiality and nondisclosure agreements; and,
9.1.6    on and prior to the Execution Date, it has not been [**].
9.2    Representations of ADCT. ADCT represents and warrants to Genmab that, as of the Effective Date:
9.2.1    ADCT has the sufficient skills, competences and capabilities to perform the work on Licensed Product contemplated under this Agreement; and
9.2.2    that ADCT and its Affiliates have generated, prepared, maintained, and retained all regulatory filings that are required to be maintained or retained pursuant to and in accordance with good laboratory and clinical practice and applicable law in order to perform Development activities in respect of the Licensed Product.
9.2.3    ADCT has not received any claims or allegations that a Third Party has any ownership right in or to the Drug Moiety or to the Linker.
9.2.4    ADCT has not received any written notice of infringement of any Third Party patents by virtue of ADCT’s making, using, selling, offering to sell, or importing a PBD or Linker Controlled or owned by ADCT.
9.2.5    ADCT has not received any written notice regarding any pending or threatened actions, claims, investigations, suits or proceedings against ADCT, at law or in equity, or before or by any Regulatory Authority, in either case with respect to the Licensed Product and, to the best of ADCT’s knowledge, there are no pending actions, claims, investigations, suits or proceedings against ADCT, at law or in equity, or before or by any Regulatory Authority;

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

9.2.6    neither ADCT nor any of its Affiliates has been debarred or is subject to debarment under applicable law, and neither ADCT nor any of its Affiliates will use in any capacity, in connection with the Development, manufacture or Commercialization of the Licensed Product, any person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or any other applicable law, or who is the subject of a conviction described in such section. Each Party agrees to inform the other Party in writing immediately if it or any Person who is performing services for it hereunder is debarred or is the subject of a conviction described in Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or any other applicable law, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of such ADCT’s knowledge, is threatened, relating to the debarment or conviction of ADCT or any person used in any capacity by ADCT or any of its Affiliates in connection with the Development, manufacture or Commercialization of the Licensed Product.
9.3    Representations of Genmab. Genmab represents and warrants to ADCT that:
9.3.1    as of the Effective Date it has sufficient rights to grant the licenses and sublicenses granted in Section 2.1 and Section 2.2.
9.3.2    Schedule 1(A) is a complete and comprehensive list of all Genmab Intellectual Property existing as of the Execution Date.
9.3.3    As of the Effective Date Genmab has not received any claims or allegations that a Third Party has any ownership right in or to the Antibody [**].
9.3.4    as of the Effective Date Genmab has not received any written notice of infringement of any Third Party patents by virtue of Genmab’s making, using, selling, offering to sell, or importing the Antibody.
9.3.5    except for the Medarex License and the [**]License and the payment obligations hereunder, it has no financial obligations that would interfere with its ability to offer fully-paid-up, royalty free licenses herein.
9.3.6    Genmab has performed [**] the field of naked CD25 antibodies in the past prior to Execution Date. [**].
9.4    Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO PATENTS, KNOWHOW, MATERIALS OR CONFIDENTIAL INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.
9.5    Compliance with Laws. ADCT shall comply fully during the Term with, and shall cause its personnel and Affiliates, sublicensees, subcontractors and other Third Party service providers that provide services to it or its Affiliates in support of its obligations under this Agreement, to comply with all applicable anti-corruption laws in connection with the performance of this Agreement, and shall not, in connection with the performance of this Agreement, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any act in furtherance of, or receive or offer to receive, any payment or transfer of anything of value, for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage with the purpose or effect of public or commercial bribery. ADCT shall implement and maintain in force for the Term adequate internal anti-corruption policies and risk-based management systems with respect to providing relevant information, education and training to, and monitoring compliance of, its personnel with all applicable anti-corruption laws, including without limitation appropriate whistleblowing arrangements and internal anticorruption compliance auditing.
Article 10
INDEMNIFICATION
10.1    Indemnification. Each Party shall indemnify, defend and hold the other Party, its Affiliates and their respective directors, officers, and employees and the successors and assigns of any of the foregoing harmless from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) (collectively, “Loss” or “Losses”) arising, directly or indirectly out of or in connection with any Third Party claims, suits, actions, demands or judgments (“Third-Party Claims”) resulting from (a) the gross negligence or willful misconduct of such Party under this Agreement, or (b) breach by such Party of the representations and warranties made in this Agreement.
10.2    Procedure. If a Party intends to claim indemnification under this Agreement (the “Indemnitee”), it shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged Loss. The Indemnitor shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee. Any Indemnitee shall have the right to retain its own counsel at its own expense for any reason, provided, however, that if the Indemnitee shall have reasonably concluded, based upon a written opinion from outside legal counsel, that there is a conflict of interest between the Indemnitor and the Indemnitee in the defense of such action, in each of which cases the Indemnitor shall pay the fees and expenses of one law firm serving as counsel for the Indemnitee. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

and its legal representatives in the investigation of any Third-Party Claims covered by this Agreement. The obligations of this Article 12 shall not apply to any settlement of any Third-Party Claims if such settlement is effected without the consent of both Parties, which shall not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 10.3. It is understood that only [**].
10.3    Limitation of Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT IN RESPECT OF ANY BREACH OF A PARTY’S OBLIGATIONS UNDER ARTICLE 7 OR INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 10 FOR CLAIMS OF THIRD PARTIES.
Article 11
TERM AND TERMINATION
11.1    Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated earlier under the provisions of this Article 11 expire on a country-by-country basis on the date of complete and permanent cessation of Development, Commercialization and any other sale of Licensed Product in or for such country. For clarity, this Agreement shall expire in its entirety upon complete and permanent cessation of Development, Commercialization and any other sale of Licensed Product in all countries in the Territory.
11.2    Termination. Neither Party shall have the right to terminate this Agreement, except as provided in this Section 11.2.
11.2.1    By the Parties. This Agreement may be terminated upon mutual written agreement between the Parties.
11.2.2    Termination For Cause. Either Party may terminate this Agreement for breach by the other Party (“Breaching Party”) of any material provision of the Agreement or in the case of a license, a breach of a material provision related to such license, including diligence obligations, if, in the event that the breach is by its nature capable of being cured, the Breaching Party has not cured such breach within [**] days after notice thereof (or in the event any breach is incapable of being cured in such time period, if the Breaching Party commences a cure within such [**] day period and diligently pursues the cure to completion).

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

11.2.3    Termination Upon Insolvency; Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party (a)  shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, (b)  proposes a written agreement of composition or extension of its debts, (c shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [**] days after the filing thereof, (d)  shall propose or be a party to any dissolution or liquidation, or (e)  shall make an assignment for the benefit of its creditors. Notwithstanding the foregoing, the Parties intend for this Agreement and the licenses granted herein to come within Section 365(a) of the United States Bankruptcy Code, and notwithstanding the bankruptcy or insolvency of Genmab, this Agreement and the licenses granted herein shall remain in full force and effect so long as ADCT shall remain in material compliance with the terms and conditions hereof.
11.3    Effect of Expiration or Termination
11.3.1    Upon expiration of the Term, (a) all licenses granted by one Party to the other hereunder, and all sublicenses granted to Affiliates or Third Parties by a Party hereunder, shall immediately terminate, and (b) the Parties shall use Commercially Reasonable Efforts to facilitate the necessary transition of rights and obligations between the Parties as required by this Agreement. In the event of termination, ADCT shall grant to Genmab a nonexclusive, fully paid-up license in the Field and in the Territory to any claims in any new Patents in any jurisdiction, [**], arising from the activities under this Agreement to the extent that such claims are directed to ADCs, with the right to grant nonexclusive sublicenses thereunder.
11.3.2    In the event of a termination of this Agreement due to a breach in accordance with Section 11.2.2 , the non-breaching Party shall retain the right to seek damages and any other remedy available to it at law or in equity in connection with such breach.
11.4    Return of Confidential Information. [**] days after the end of the Term, unless the Parties otherwise agree in writing, each Party shall promptly wind down all activities under the Agreement, return or destroy all relevant records and materials, including the ADCs, in its possession or control containing the other With respect to Licensed Product, ADCT shall wind-down any clinical trials and destroy any Licensed Product, in accordance with applicable laws and in a manner designed to preserve the health and welfare of any clinical trial subjects or patients. Party’s Confidential Information with respect to which the former Party does not retain rights hereunder; provided, however, that each Party may retain [**] of archival copies of such records and materials to be able to monitor its obligations that survive under this Agreement and for legal and regulatory compliance purposes.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

Article 12
DISPUTE RESOLUTION
12.1    Disputes and Binding Arbitration. ADCT and Genmab agree to first use their reasonable efforts to resolve any dispute arising out of this Agreement by amicable negotiation. The Parties shall be obligated to provide each other written notice of a dispute arising out of this Agreement. If any dispute arising out of this Agreement, including validity, breach, or termination thereof, cannot be resolved within [**] days after receipt of notice of such dispute, then the [**] of ADCT and Genmab, or their designates, shall meet, either in person or telephonically, at least once over the succeeding [**] days, to attempt to come to a resolution. If any dispute is still not then resolved, the Parties shall submit to binding arbitration under the rules of the American Arbitration Association then applying as follows. There shall be [**] arbitrators, [**] chosen by Genmab, [**] chosen by ADCT, and [**] selected by the [**] arbitrators chosen by the Parties (whom shall be the chair of the panel). The arbitration shall be conducted in the English language and shall take place in New York, New York, United States.
12.1.1    The arbitration hearing, if necessary, shall commence no later than [**] after the close of discovery and no more than [**] shall be allotted for such hearing. The panel shall allocate time equally between the Parties.
12.1.2    Unless the panel determines otherwise (a) the Parties may file a pre- hearing brief of not more than [**] pages which must be submitted to the panel and opposing party no later than the fifth business day prior to commencement of the hearing; and (b) the parties may file a post- hearing brief of not more than [**] pages which must be submitted to the panel and opposing party no later than the fifth business day following the close of the hearing.
12.1.3    The arbitration panel may decide any dispute, including any matter described as subject to arbitration in any Section of this Agreement.
12.1.4    The arbitrators shall base their decision on the terms and conditions of the Agreement, as interpreted according to the laws of the State of New York. The decision of the majority of the arbitration panel shall be final and binding, and judgment upon the award rendered by the arbitrators may be entered by any court of competent jurisdiction.
12.1.5    The decision of the panel shall be in the form of a written decision rendered within [**] days after the conclusion of the arbitration hearing, such written decision to include the findings of fact and conclusions of law upon which it is based. The arbitration panel shall be empowered to grant any award in law or equity including, but not limited to, monetary damages (which shall be limited to compensatory damages only), injunctive relief, including temporary restraining orders prior to rendering a final

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

judgment, and reasonable attorney’s fees, but in the event such injunctive relief cannot be granted by the Arbitrators at all or in a timely fashion under the circumstances either party may seek such urgent relief from any Federal Court in New York and the parties hereby agree to jurisdiction of such court.
12.2    Interim Equitable Relief. Notwithstanding anything to the contrary in this Section 12.2 in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in this Section 12.2 such Party may seek a temporary injunction or other interim equitable relief in a court of competent jurisdiction.
12.3    Protective Orders; Arbitrability. At the request of either Party, the arbitrator shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The arbitrator shall have the power to decide all questions of arbitrability.
12.4    Subject Matter Exclusions. Notwithstanding the provisions of Section 12.3, any dispute not resolved internally by the Parties pursuant to Section 12 that involves the validity or infringement of a Patent that claims an ADC (a) that is issued in the United States shall be subject to administrative proceedings before the United States Patent and Trademark Office and/or submitted exclusively to the United States District Court for the District of Columbia; and (b) that is issued in any other country shall be brought before an appropriate regulatory or administrative body or court in that country, and the Parties hereby consent to the jurisdiction and venue of such courts and bodies.
12.5    Continued Performance. Provided that this Agreement has not terminated, the Parties agree to continue performing under this Agreement in accordance with its provisions, pending the final resolution of any dispute.
Article 13
MISCELLANEOUS
13.1    Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, USA, without reference to its conflicts of law principles. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.
13.2    Notices. Except as otherwise expressly provided in the Agreement, any notice required under this Agreement shall be in writing and shall specifically refer to this Agreement. Notices shall be sent via one of the following means and will be effective (a) on the date of delivery, if delivered in person; (b) on the date of receipt, if sent by e-mail (with delivery confirmed); or (c) on the date of receipt, if sent by private

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

express courier or by first class certified mail, return receipt requested. Any notice sent via email shall be followed by a copy of such notice by private express courier or by first class mail. Notices shall be sent to the other Party at the addresses set forth below. Either Party may change its addresses for purposes of this Section 13.3 by sending written notice to the other Party.
If to Genmab:
    Genmab A/S
    [**]
    or

the address of Genmab as registered in the Danish Central Business Register (or any successors hereof)

If to ADCT:
ADC Therapeutics SA
Biopole, Rte de la Corniche 3B
1066 Epalinges
Switzerland
Attn : General Counsel

13.3    Assignment. Neither Party may assign, in whole or in part, this Agreement without the prior written consent of the non-assigning Party. Notwithstanding the foregoing, either Party may assign this Agreement to (i) an Affiliate or (ii) any purchaser of all or substantially all of the assets of such Party or to which this Agreement relates, or of all of its capital stock, or to any successor corporation or entity resulting from any merger or consolidation of such Party with or into such corporation or entity, provided that the party to which this Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement. A copy of such written agreement by such assignee shall be provided to the non-assigning Party within [**] calendar days of execution of such written agreement. Subject to the foregoing, this Agreement will benefit and bind the Parties’ successors and assigns. In the event that ADCT assigns this Agreement pursuant to this Section 13.3, the assignee shall agree to be bound by the provisions of this Agreement, including an obligation to use Commercially Reasonable Efforts to Develop and Commercialize Licensed Product. In the event the assignee does not comply with such obligation with respect to Licensed Product, the assignee shall initiate a process to sell or partner Licensed Product and shall offer Genmab an opportunity to participate in such process. For avoidance of doubt, the foregoing shall not limit Genmab’s possibilities to exercise any other remedies available to Genmab under this Agreement,
13.4    Independent Contractors. The Parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.
13.5    Force Majeure. Neither Party will be liable for any failure or delay in performing an obligation under this Agreement that is due to any of the following causes, resulting in or causing the failure of that Party to perform any or all of its obligations under this Agreement (which events and/or circumstances are hereinafter referred to as “Force Majeure”),: acts of God, accident, riots, war, terrorist act, epidemic, pandemic, quarantine, civil commotion, breakdown of communication facilities, breakdown of web host, breakdown of internet service provider, natural catastrophes, governmental acts or omissions, changes in laws or regulations, national strikes, fire, explosion, generalized lack of availability of raw materials or energy.
13.6    Integration. Except to the extent expressly provided herein, this Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous oral and written communications between the Parties with respect to the subject matter of this Agreement, including the Collaboration Agreement. This Agreement supersedes the terms of the [**] Agreement between the Parties effective [**] and the [**] Agreement between the Parties effective [**], and such agreements are terminated as of the Effective Date.
13.7    Amendment; Waiver. Except as otherwise expressly provided herein, no alteration of or modification to this Agreement shall be effective unless made in writing and executed by an authorized representative of both Parties. No course of dealing or failing of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. The observance of any provision of this Agreement may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.
13.8    Severability. The Parties do not intend to violate any public policy or statutory or common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.
13.9    Construction. The Parties mutually acknowledge that they and their attorneys have participated in the negotiation and preparation of this Agreement. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have drafted this Agreement or authorized the ambiguous provision.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

13.10    Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Any capitalized terms used, but not defined in this Agreement, shall be interpreted as set forth in the Collaboration Agreement, if not otherwise explicitly stated.
13.11    Survival. In addition to any provisions that specify survival or non-survival in the event of expiration or termination of this Agreement, rights and obligations which, from the context thereof, are intended to survive termination or expiration of this Agreement, including without limitation the provisions of [**] shall survive any termination or expiration of the Agreement. In addition, any obligations to wind-down the activities and any unpaid obligations of Genmab or ADCT, as applicable, under this Agreement shall survive any termination of this Agreement. This Agreement shall survive in its entirety any change of control of either Party.
13.12    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For purposes hereof, a copy made and transmitted by electronic means, including the signature pages hereto, will be deemed to be an original. Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

end of page
[signatures appear on follow page]

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

In Witness Whereof, ADCT and Genmab have executed this Agreement by their respective officers hereunto duly authorized, as of the Execution Date.

ADC Therapeutics Sarl

By: /s/ Michael Forer
Name:    Michael Forer
Title:    Chief Executive Officer

Genmab A/S

By: /s/ Jan van de Winkel
Name:    Jan van de Winkel
Title:    President & CEO

[signature page to Amended and Restated Collaboration and License Agreement]

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

Schedule 1
Genmab Intellectual Property/
Genmab In-Licensed Intellectual Property

(A)
Genmab Intellectual Property

[**]

(B)

Genmab In-Licensed Intellectual Property
Medarex Patent Rights
[**]

Schedule 2

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

[**] Patent Rights
[**]

Schedule 2

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

Schedule 2
ANTIBODY-DRUG CONJUGATE INTELLECTUAL PROPERTY

[**]
Schedule 2

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.

Schedule 3
LIST IDENTIFYING THIRD PARTY PATENT POSITIONS

[**]

Schedule 3

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA has determined that the information (i) is not material and (ii) would likely cause competitive harm to ADC Therapeutics SA if publicly disclosed.